Exhibit 4.35

CHENGDU GUOTAO CULTURAL COMMUNICATION CO., LTD.

CHENGDU GUOTAO NETWORK TECHNOLOGY CO., LTD.

CHENGDU CHUANTAO INVESTMENT LIMITED PARTNERSHIP ENTERPRISE

SUZHOU TIANWEI ZHONGSHAN JIUDING INVESTMENT CENTER (LP)

XIAMEN HONGTAI JIUDING EQUITY PARTNERSHIP (LP)

BEIJING HANGUANG JIUDING INVESTMENT CENTER (LP)

CHENGDU EVERASSION EQUITY INVESTMENT FUND CENTER (LP)

CHENGDU ZHONGTAO INVESTMENT PARTNERSHIP (LP)

CHENGDU HETAO INVESTMENT PARTNERSHIP (LP)

MR. JIA LI

LANGFANG XUNCHI COMPUTER DATA PROCESSING CO., LTD.

INVESTMENT AGREEMENT

REGARDING

50% OF THE SHARES OF

SICHUAN AIPU NETWORK CO., LTD.

DATE: May 30, 2014

(Execution Version)

(Execution Version)

This Investment Agreement (this “Agreement”) is executed on May 30, 2014 by and among:

1.	Langfang Xunchi Computer Data Processing Co., Ltd., a limited liability company organized and validly existing under the laws of the People’s Republic of China (the “PRC”) (Business License No.: 131001000018253), with its registered office situated at Commercial Building 3, Yangguang Jiahe Community, Langfang Development Zone (Hereinafter referred to as “Party A” or the “Purchaser”);

2.	Sichuan Aipu Network Co., Ltd., a limited liability company organized and validly existing under the laws of the PRC (Business License No.: 510109000021417), with its registered office situated at No.6 Jiuxing Avenue, Hi-Tech District, Chengdu City (Hereinafter referred to as the “Target Company”);

3.	Chengdu Guotao Cultural Communication Co., Ltd., a limited liability company organized and validly existing under the laws of the PRC (Business License No.: 510109000099679), with its registered office situated at No.2 Huansan Lane, Xiaojiahe, Hi-Tech District, Chengdu City and shareholder of the Target Company, holding 36.9% of the shares of the Target Company (Hereinafter referred to as “Party B”);

4.	Chengdu Guotao Network Technology Co., Ltd., a limited liability company organized and validly existing under the laws of the PRC (Business License No.: 510106000098125), with its registered office situated at No.1 South 3rd Lane, Fuqin Street, Fuqin Community, Jinniu District, Chengdu City and shareholder of the Target Company, holding 22.55% of the shares of the Target Company (Hereinafter referred to as “Party C”);

5.	Chengdu Chuantao Investment Partnership (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 510109000234540), with its registered office situated at 1st Floor, Building 10, No.16 Southern Section 4, Second Ring Road, Xiaojiahe, Hi-Tech District, Chengdu City and shareholder of the Target Company, holding 15.05% of the shares of the Target Company (Hereinafter referred to as “Party D”);

6.	Suzhou Tianwei Zhongshan Jiuding Investment Center (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 320594000189881), with its registered office situated at Room 1105, Building 6, SIPCTD Mansion, No.181 Cuiyuan Road, Suzhou Industrial Park and shareholder of the Target Company, holding 10.56% of the shares of the Target Company (Hereinafter referred to as “Party E”);

7.	Xiamen Hongtai Jiuding Equity Partnership (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 320203320000979), with its registered office situated at No. 16 West, Room 3A, No. 57 Hubin South Road, Siming District, Xiamen City and shareholder of the Target Company, holding 6.11% of the shares of the Target Company (Hereinafter referred to as “Party F”);

8.	Beijing Hanguang Jiuding Investment Center (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 110102013523053), with its registered office situated at F615 Winland International Finance Center, No.7 Financial Street, Xicheng District, Beijing and shareholder of the Target Company, holding 1.33% of the shares of the Target Company (Hereinafter referred to as “Party G”);

9.	Chengdu Everassion Equity Investment Fund Center (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 510106000218506), with its registered office situated at No. 3, 1st Floor, Youth (College Students) Pioneer Park, No.2 Xingsheng West Road, Hi-tech Industrial Development Zone, Jinniu District, Chengdu City and shareholder of the Target Company, holding 2.5% of the shares of the Target Company (Hereinafter referred to as “Party H”);

10.	Chengdu Zhongtao Investment Partnership (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 510109000243578), with its registered office situated at 1st Floor, Building 6, No. 43 Xiaojiahe Middle Road, Hi-Tech District, Chengdu City and shareholder of the Target Company, holding 2.5% of the shares of the Target Company (Hereinafter referred to as “Party I”);

(Execution Version)

11.	Chengdu Hetao Investment Partnership (LP), a partnership organized and validly existing under the laws of the PRC (Business License No.: 510109000243586), with its registered office situated at 1st Floor, Building 4, No. 5 Xiaojiahe Main Street, Hi-Tech District, Chengdu City and shareholder of the Target Company, holding 2.5% of the shares of the Target Company (Hereinafter referred to as “Party J”);

12.	Mr. Jia LI, natural person of the PRC, with ID Number of 510102197210156119, is the actual controller of the Target Company (The “Actual Controller”)

The aforesaid Party A, Party B, Party C, Party D, Party E, Party F, Party G, Party H, Party I, Party J and the Actual Controller are referred to collectively as the “Parties” and individually as a “Party”; Party B, Party C, Party D, Party E, Party F, Party G, Party H, Party I, Party J are collectively referred to as the “Existing Shareholders” or the “Transferors”.

WHEREAS

1.	The Target Company is a professional provider of Internet Service Provision (“ISP”), Customer Premises Network (“CPN”) and value-added telecommunication services (especially broadband application);

2.	Party A wishes to purchase 50% of the shares of the Target Company from the Existing Shareholders; The Existing Shareholders wish to transfer 50% of the shares of the Target Company to Party A.

NOW, THEREFORE, through friendly negotiation, the Parties agree as follows:

SECTION 1 DEFINITION

Except otherwise provided herein, for the purpose of this Agreement,

Xunchi	refers to Langfang Xunchi Computer Data Processing Co., Ltd.;

Target Company	refers to Sichuan Aipu Network Co., Ltd.;

Index A	refers to the indexes of net income and net profits corresponding to the Target Company’s main businesses, including but not limited to ISP, CPN, value-added telecommunication services (especially broadband application);

Index B	refers to the related business indexes corresponding to the Target Company’s main businesses, including but not limited to ISP, CPN, value-added telecommunication services (especially broadband application);

Net Income	equals to the gross income under US GAAP minus business tax and additional tax;

Net Profit	is the profit retention of the company (total profit under US GAAP minus income tax), also known as after-tax profit;

ARPU Value	is an index for measuring the business income of the telecom operators. The ARPU Value herein refers to the average ARPU value of the year to be assessed, from January to December; the ARPU Value is calculated by (aggregate fee income per month - total giveaway per month)/total hours spend by the paid users in the corresponding month;

EBITDA	means the earnings before interest, taxes, depreciation and amortization under US GAAP;

(Execution Version)

Working Day	refers to any day except Saturdays, Sundays and statutory holidays of the PRC;

PRC	refers to the People’s Republic of China and for the purpose of this Agreement only, excluding Hong Kong, Macaw and Taiwan;

US GAAP	refers to the Generally Accepted Accounting Principles of the USA;

SOX Affiliates

refers to the Sarbanes–Oxley Act of the USA;

with respect to a specific company or person, refers to any company (including its holding company or subsidiary and any subsidiary of its holding company) which directly or through one or more agents indirectly controls the aforesaid company or person, as well as any company (including its holding company or subsidiary, or any subsidiary of its holding company) controlled by such company or person or by the controller of such company or person;

Closing Date	refers to the 30th of June, 2014 or the date of the actual payment of the purchase consideration within 10 business days after the complete satisfaction (or exemption according to this Agreement) of the closing conditions set forth in Section 2 hereunder, whichever is later.

Jiuding	refers to Suzhou Tianwei Zhongshan Jiuding Investment Center (LP), Xiamen Hongtai Jiuding Equity Partnership (LP) and Beijing Hanguang Jiuding Investment Center (LP) collectively.

SECTION 2 CLOSING CONDITIONS

The parties agree that the closing conditions shall include, but not limited to:

2.1	Party A shall have completely performed due diligence on business, finance and legal aspects of the Target Company and shall have reached satisfactory results in such due diligence;

2.2	The Target Company, the Existing Shareholders and the Actual Controller shall have obtained all internal or external approvals, ratifications or authorizations necessary to execute and conclude the transaction hereunder (this “Transaction”); the Target Company and its Existing Shareholders shall also have provided Party A the shareholder meeting resolution confirming that the shareholders agree to transfer the 50% of the shares of the Target Company they owned as well as all requisite consents or exemptions (if necessary) made by other right holders for executing or concluding this Transaction and shall agree on the transfer proposal specified below.

Name of Shareholder	Original Number of Shares (Shares)	Original Share Proportion (%)	Transfer Price (RMB)	Number of Shares Transferred (Shares)	Proportion of Shares Transferred (%)	Post Transfer Share Proportion (%)
Chengdu Guotao Cultural Communication Co., Ltd.	36,531,000	36.90	0	0	0	36.90
Chengdu Guotao Network Technology Co., Ltd.	22,324,500	22.55	20,969,851.27	9,355,500	9.45	13.10
Chengdu Chuantao Investment Partnership (LP)	14,899,500	15.05	33,396,429.79	14,899,500	15.05	0
Suzhou Tianwei Zhongshan Jiuding Investment Center (LP)	10,454,400	10.56	23,432,976.65	10,454,400	10.56	0

(Execution Version)

Name of Shareholder	Original Number of Shares (Shares)	Original Share Proportion (%)	Transfer Price (RMB)	Number of Shares Transferred (Shares)	Proportion of Shares Transferred (%)	Post Transfer Share Proportion (%)
Xiamen Hongtai Jiuding Equity Partnership (LP)	6,046,920	6.11	13,553,846.72	6,046,920	6.11	0
Beijing Hanguang Jiuding Investment Center (LP)	1,318,680	1.33	2,955,750.46	1,318,680	1.33	0
Chengdu Hetao Investment Partnership (LP)	2,475,000	2.50	5,547,579.70	2,475,000	2.50	0
Chengdu Zhongtao Investment Partnership (LP)	2,475,000	2.50	5,547,579.70	2,475,000	2.50	0
Chengdu Everassion Equity Investment Fund Center (LP)	2,475,000	2.50	5,547,579.70	2,475,000	2.50	0

Total	99,000,000	100.00	110,951,594.00	49,500,000	50.00	50.00

2.3	The PRC counsel of the Target Company shall have provided Party A with the legal opinion with respect to the transfer of shares and Party A shall be satisfied with the content of such legal opinion; the Existing Shareholders shall have submit to Party A the 2013 Annual Auditing Report of the Target Company issued by an appropriately qualified accounting firm entrusted by the Existing Shareholders;

2.4	No other enterprise actually controlled by the Existing Shareholders and the Actual Controller has engaged in businesses in competition with the Target Company; Party A shall have received the Deed of Non-competition Undertaking signed by the Existing Shareholders (except Jiuding) , the Actual Controller and the key personal according to the format and content stipulated in Appendix 2 annexed hereto;

2.5	All shareholders of the Target Company shall have signed the resolution regarding the change of the Board of Directors (the number of members appointed by Party A shall made up a majority of the Board of Directors of the Target Company) and other requisite documents, with the content of which Party A shall have been satisfied. The Target Company shall have committed to undertake relevant business registrations and fillings according to applicable PRC laws.

2.6	The Articles of Association of the Target Company shall have been amended and shall have included the paragraphs (1), (2), (3), and (6) of Section 9 herein; Party A shall be satisfied with the amendment or the amended Articles of Association.

2.7	The Target Company shall have prepared the capital contribution certificate for Party A demonstrating the capital amount contributed and the number of shares held by such Party. Such certificate shall indicate company name, registered capital amount, shareholder’s name, subscribed capital amount, share proportion, payment date of the capital contribution and issuing date of such certificate. The certificate shall be signed by the legal representative of the Target Company and affixed with the seal of the company.

2.8	All requisite legal documents for the change of the business registration of the Target Company regarding the share transfer have been fully prepared. Such legal documents shall include, except otherwise specified, all documents necessary for the change of business registration with respect to the amendments or the amended Articles of Association and the change of the directors, supervisors and senior management personnel, as well as documents necessary for other relevant business registration items;

2.9

The currently reserved expired options in the employee option pool which totally equals to 5% of the shares of the Target Company shall be published according to the requests of Party A, including but not

(Execution Version)

limited to informing Party A with respect to the business registration certificate indicating the share proportion occupied by the option pool and list of members who have been granted or are proposed to be granted with options. Such publication shall be truthful, complete and without omission.

2.10	The business assessment index for the years 2014, 2015 and 2016 shall have been approved by Party A;

2.11	The remunerations for directors, supervisor and senior management personnel of the Target Company shall have been approved by Party A;

2.12	There are no laws, regulations, judgment, award, ruling or injunction issued by courts or relevant governmental authorities which may restrict, ban or remove the share purchase hereunder, nor any pending proceedings or arbitrations which may have bad influence on the Existing Shareholders and the Target Company;

2.13	Neither existing nor having occurred such event, fact, condition, change or other situation that has caused or may be reasonably anticipated to cause any serious adverse influence on the Target Company; no changes which may have serious adverse effect to the structure and status of the assets of the Target Company have been taken place.

2.14	The representations, commitments, statements and warranties made herein by the Existing Shareholders, the Target Company and the Actual Controller shall keep truthful, complete and accurate;

2.15	Party A shall have received the Disclosure Checklist as of the Closing Date and shall be satisfied with the content of such checklist;

2.16	All problems found by Party A in the course of the due diligence shall have been appropriately resolved and Party A shall be satisfied with the result.

SECTION 3 PURCHASE PRICE

3.1	The Parties agree that the book value of the net assets dated as of the 31st of May, 2014 after the audit under US GAAP shall be taken as the price of the investment of the 100% of the shares of the Target Company, which, based on the reports provided by the management personnel, shall be preliminarily defined as RMB 221,903,188. Such price provided herein (including the price or consideration of the share investment in phase I and phase II hereunder) shall be subject to other relevant agreements reached by the Parties or their affiliates at the same time or hereafter regarding the subject matter herein.

3.2	When the closing conditions have been fully satisfied or been exempted by Party A, Party A will purchase 50% of the shares of the Target Company held by the Existing Shareholders with a purchase price of RMB 110, 951,594.

3.3	The Parties acknowledge that Party A proposes to purchase 50% of the shares of the Target Company which will be transferred by the Existing Shareholders according to the transfer proposal provided in Section 2.2; After the completion of the transfer, Party A shall hold 50% of the shares of the Target Company and the share proportions held by the Existing Shareholders shall be acknowledged in accordance with the post-transfer share proportions set forth in Section 2.2.

3.4	The Parties agree that the added value of the net assets of the Target Company produced in the transition period between the Base Date and the Closing Date and the accumulated profits of the Target Company which haven’t been distributed before the Closing Date (without including the undistributed dividends payable which have been disclosed in the financial statements of the company as of the end of 2013), the equity interests of the shareholders of the Target Company and the profits produced shall be distributed pro rata among all shareholders of the Target Company after the Closing Date.

(Execution Version)

SECTION 4 TWO PHASES OF THE PURCHASE PROCESS

The transaction collaboratively conducted by the Parties consists of the following two phases:

4.1	Phase I: Purchase of 50% of the shares. Party A will purchase 50% of the shares of the Target Company after the execution of this Agreement in condition that the closing conditions provided have been fully satisfied or been exempted by Party A. The conditions and amount of the payment are set forth in Section 5 herein.

4.2	Phase II: Purchase of the remaining shares

(1)	After the completion of the closing hereunder, Party A is obliged to consecutively purchase the remaining 50% of the shares of the Target Company in accordance with the following arrangements upon the sale requirements proposed by the Existing Shareholders based on the term of the graded exercises of rights set forth in the business assessment index, specifically:

(a)	Purchase 28% of the shares of the Target Company according to the financial statement of the previous year which has been audited under US GAAP and issued before the 30th April, 2015; purchase 11% of the shares of the Target Company according to the financial statement of the previous year which has been audited under US GAAP and issued before the 30th April, 2016; purchase 11% of the shares of the Target Company according to the financial statement of the previous year which has been audited under US GAAP and issued before the 30th April, 2017.

or (b) Purchase all remaining shares or all shares within 1 month after the completion of the financial statement audited under US GAAP in 2017, in condition that the notice of the exercise of rights has been delivered jointly by the Existing Shareholders to the Purchaser only once within each year of 2015, 2016 and 2017 and the option rights of selling of the Existing Shareholders shall not be exercised in any case after the 30th of April, 2017; additionally, the Existing Shareholders agree not to transfer any equity security or any related rights, properties or interests without prior written consent of Party A after the Closing Date and before the 30th of April, 2017. The Existing Shareholders understand and agree that Party A has the right to transfer the shares it held to any third party upon its sole decision after the Closing Date and before the 30th of April, 2017, provided that the transferee of such transaction shall be an affiliate of Party A;

(2)	Purchase consideration of the remaining shares: the purchase consideration shall be counted by RMB as before, The purchase consideration of the remaining shares shall be the net assets audited under US GAAP of each current year of 2014, 2015 and 2016, multiplied by the proportion of share purchase of the corresponding year provided in the aforesaid Section 4.2 (1); and

(3)	The purchase consideration of the remaining shares shall be paid in cash. The specific way of payment shall be negotiated and determined by the Parties at the time.

SECTION 5 PAYMENT PROCEDURES AND CONDITIONS

5.1	Upon full satisfaction or exemption of all closing conditions, Party A shall pay the purchasing price of the 50% of the shares according to the following agreement:

5.2	Upon full satisfaction or exemption of all closing conditions, the Target Company shall provide and deliver to Party A the Register of Shareholders of the Target Company that signed by the legal representative and affixed with the company chop which states Party A legally holds 50% of the shares of the Target Company and its name, share numbers and percentage for registration purpose. Since then, Party A shall pay the purchase price as agreed in Paragraph 3.2 to the bank account designated by the Existing Shareholders within 10 calendar days. The purchase price would be paid in RMB.

(Execution Version)

5.3	If party A does not pay any purchase price to the Existing Shareholders in full amount within the period agreed in Paragraph 5.2, Party A shall pay the damages for the overdue payment at 0.05% per day of the unpaid due amount of the transfer price. The liability of the overdue payment in this Paragraph also applies to the payment of Party A or its affiliates under any related agreements.

SECTION 6 DEPOSIT

6.1	The Existing Shareholders and the Target Company confirm that they have already received the RMB 5 million Yuan of transaction deposit paid by Party A.

6.2	In case Party A is unsatisfied with the result of the due diligence (including but not limited to the due diligence result of 2013 has no less than 20% difference from the data provided by the Target Company, or Parties could not reach a consensus upon significant issues so as to the agreement could be executed, or Party A finds other factors that would influence the Parties’ collaboration), the Target Company and the Existing Shareholders shall return the RMB5 million deposit to Party A within 3 Business Days upon receiving the written notice of Party A. This agreement shall be terminated upon the day that Party A delivers the written notice. If Party A does not deliver the written notice to terminate the agreement within 60 days from the start date of the on-site due diligence, Party A would be deemed to be satisfy with the result of the due diligence.

6.3	If Party A does not unilaterally deliver the notice requesting to return the deposit and terminate the agreement, the deposit of RMB 5 million would automatically convert to be the consideration of the equity purchase upon the time agreed in Paragraph 5.2 that Party A shall pay the consideration of the shares.

SECTION 7 LOAN

7.1	After the Base Date of the transaction, in case the Existing Shareholders and/or the Actual Controller make any loan request to Party A, Party A will provide the loans, provided that the borrower pledges the share he possesses at that time to Party A. Upon the loan has been made, Party A and the borrower shall enter into a loan agreement and a share pledge agreement.

7.2	Detailed information relating to the loans shall be subject to the loan agreements or share pledge agreements signed by the Parties.

SECTION 8 TRANSACTION BASE DATE

Except otherwise provided, in relation to the Closing Date, the base date of this Transaction shall be the 31st March, 2014 (the “Base Date”).

SECTION 9 POST-PURCHASE RIGHTS OF PARTY A

After the purchase of 50% of the shares of the Target Company, Party A shall have the following rights in addition to the rights stipulated in the laws, bylaws and agreements:

(1)	Composition of the Board of Directors: The Board of the Directors of the Target Company shall be composed of 7 directors. The Target Company and the Existing Shareholders agree that the majority of members of the Board of the Directors shall be appointed by Party A. The Existing Shareholders understand and agree to cause to effect the term herein.

(2)	Restriction on sale of shares to the Existing Shareholders: After 30 April 2017, all Parties shall be entitled to the right of first refusal provided by relevant laws.

(Execution Version)

(3)	Financial statements: the company shall provide Party A with:

(a)	Starting from the Base Date, monthly key index and management data of the Company within 15 calendar days after the end of each month;

(b)	Starting from the Base Date, quarterly financial statement (both consolidated statement and independent statement from each branches) within 15 calendar days after the end of each quarter, and the management and financial statements shall at least include the income statement, balance sheets and statements of cash flows in accordance with the US GAPP for listed companies;

(c)	within 3 months after the end of each fiscal year, the company shall cooperate with a firm of accountants selected by Party A to complete audits;

(d)	The Target Company shall approve the financial budget of the next year within 15 calendar days prior to the start of each fiscal year.

(4)	Assistance in safeguarding interests: in order to protect the interests of Existing Shareholders and Party A, management of the company shall be conducted in accordance with the Rules of Procedure of the General Meeting of Shareholders, the Rules of Procedure of the Board of Directors, the Rules of Procedure of the Supervisory Board, the Rules of Procedure of the Independent Directors and other existing rules; in addition, the Target Company and the Existing Shareholders agree to assist in amending relevant rules provided reasonable protection of interests of Party A will be secured.

(5)	Non-compete: the Existing Shareholders (except Jiuding) shall completely disclose to Party A whether they or their Affiliates are engaged in, no matter directly or indirectly, any business which is in competition with the principal business carried out by the company, and covenant not to take part in any business in the competition with the business carried out by the company within two years after completion of transfer of 100% shares. Furthermore, Party A undertakes not to take part in any business in the competition with the broadband access business carried out by the Target Company in the city of Chengdu, Kunming, Chongqing, Changsha, Wuhan, Nanning, Zhengzhou, Xi’an, Nanjing and Guiyang in any manner after the competition of the closing. The Existing Shareholders (except Jiuding), the Target Company and the Actual Controller agree that if Party A is entitled to any portion of remaining shares after the assessment of the Target Company for the years of 2014, 2015 and 2016 pursuant to the aforementioned Section 4.2(1), the Party A shall not be subject to the restriction under this Section 9(5) upon obtaining such shares.

(6)	Party A has the right to designate 2 senior financial management personals as the financial management personals of the Target Company and the Target Company and the Actual Controller shall coordinate.

(7)	After the Closing Date, Party A is entitled to recommend interns to the Target Company to serve in the Target Company, the salary, welfare of such employees shall be arranged according to applicable laws and regulations and be assumed solely by Party A. Party A shall cause such employees to obey all management regulations and rules of the Target Company without influencing daily operation of the Target Company. To ensure the stable and rapid development of the Target Company after the Closing Date, the Existing Shareholders understand and agree to, in good faith, mutually procure the newly established Board of Directors to formulate the plan for such employees’ working based on real situations. The Existing Shareholders agree that the number of the aforesaid interns can be up to 15%-20% of the aggregate existing employees of the Target Company.

SECTION 10 THE US SARBANNES-OXLEY ACT

To comply with the legal requirements on corporate governance of listed companies, the Existing Shareholder (except Jiuding) and the Target Company must undertake that all shareholders of the Target Company shall cooperate with and assist Party A in post-acquisition integration and adjustment with respect to the Target

(Execution Version)

Company in accordance with the U.S. Sarbanes–Oxley Act within a reasonably practicable time after Party A acquires 50% shares of the Target Company, in order to satisfy relevant requirements on corporate governance and information disclosure under the Sarbanes–Oxley Act:

10.1	All shareholders of the Target Company (except Jiuding) shall cooperate fully with Party A’s internal audit team and its internal control advisor in the performance of internal control testing and diagnosis. If any internal control flaws are identified, the senior management and the Actual Controller shall cooperate fully in fixing the flaws and shall continuously adopt and implement corrective measures to ensure that no material internal control flaws will be identified at the annual audit.

10.2	The SOX internal controls include without limitation the following:

(1)	Corporate controls. For example: integrity and ethical values, management perception and management style, organizational structure and responsibilities allocation, financial reporting capability; authorization and accountability, human resources, policies and procedures, information in financial reporting, risk and internal controls, and so on.

(2)	IT system-related internal controls. For example: IT control environment, systems development, program changes, access control to programs and data, computer maintenance;

(3)	Fund management process. For example: consolidated fund management, bank account management, inventory management, cash management, management of important receipts and certificates, account balance management, loan management, etc.;

(4)	Revenue and revenue receipts process. For example: consolidated sales management, sales contract management and implementation, order management, billing management, revenue recognition, invoicing and management of receivables;

(5)	Costs and payment process. For example, consolidated cost control, mode of procurement and procurement contract management, delivery and service acceptance control, cost control, reimbursement control and payment management;

(6)	Asset management process. For example: management of acceptance for asset procurement, goods management, construction management, depreciation and amortization management, control on disposition of assets;

(7)	Tax management processes. For example: business tax or value-added tax control, personal income tax control, corporate income tax control, and so on;

(8)	Financial period closing and financial reporting procedures. For example: accounting handbook or financial accounting systems, accounting items setting and maintenance, transaction record and financial management, financial closing process, and consolidation of financial statements and their disclosures;

(9)	Human resources management processes. For example: corporate culture and environment control, employee recruitment and employee arrival and departure management, compensation and benefits management, bonus policies management, and so on.

(Execution Version)

SECTION 11 REPRESENTATIONS AND WARRANTIES

11.1	Representations and Warranties of the Transferors

Except as disclosed in the Letter of Disclosure, the Transferors represent and warranty as follows (save that Jiuding will be only subject to the representations and warranties made in paragraphs (1) to (4) below):

(1)	The Target Company is a body corporate duly incorporated and effectively existing under the laws and regulations of the PRC with good standing who owns all corporate and legal rights necessary for carrying out its business activities as well as assuming joint liabilities with respect to the assets under its operation and management;

(2)	The Transferors own both the legal and beneficial interests in the shares of the Target Company in accordance with the law, and the shares of the Target Company are not subject to any security, pledge, lien, option, claim, preemption right or any other forms of encumbrances. The Transferors have the right to sign this Agreement and transfer to the Purchaser its shares in the Target Company.

(3)	The Transferors’ execution, delivery and performance of this Agreement do not and will not violate any existing laws, regulations, rules, permits, authorizations, orders, writs, judgments, injunctions, directions, decisions or rulings applicable to the Transferors or the Target Company, or any provisions in the Target Company’s business license, and do not constitute a breach or default of any agreement or rule;

(4)	The Transferors have obtained all approvals, permits and authorizations necessary for the share transfer, and have the right to transfer to the Purchaser the shares of the Target Company in accordance with relevant laws and regulations and also the conditions stipulated in this Agreement.

(5)	As of the Closing Date of this Agreement, there is no pending litigation, arbitration or other legal procedures, nor any judgment or court orders which are to be enforced, against the Target Company.

(6)	As of the Closing Date of this Agreement, the Target Company has good, valid and transferable title to all properties and assets (whether tangible or intangible) it allegedly owns, and none of those properties and assets is subject to any encumbrances.

(7)	As of the Closing Date of this Agreement, the Target Company has no undisclosed liabilities or any other kinds of obligations (including contingent liabilities). The Transferors alone shall be liable for and shall bear all such liabilities or obligations, if there is any.

(8)	As of the Closing Date of this Agreement, the Target Company has no outstanding tax obligations under any applicable laws and regulations including the national tax law and accounting law, and has not been penalized for any violations.

(9)	As of the Closing Date of this Agreement, the Target Company has not provided to any other parties any form of guarantees including without limitation any undertaking, collateral, pledge or other form of guarantees involving any third party rights.

(10)	Within 6 months after the execution of Agreement, the Existing Shareholders shall procure the Target Company to apply for and obtain all qualifications and licenses necessary for business operation, and complete all necessary procedures including corporate amendments and record-filing in accordance with the laws, regulations and policies of the state.

(Execution Version)

11.2	Representations and Warranties of the Purchaser

(1)	The Purchaser’s execution, delivery and performance of this Agreement do not and will not violate any existing laws, regulations, rules, permits, authorizations, orders, writs, judgments, injunctions, directions, decisions or rulings applicable to the Purchaser, or any provisions in the Purchaser’s business license, and do not constitute a breach or default of any agreement or rule.

(2)	The Purchaser has obtained all approvals, permits, licenses and authorizations necessary for the share transfer, and is entitled to acquire from the Transferors the shares of the Target Company pursuant to relevant laws and regulations and in accordance with the conditions stipulated in this Agreement.

(3)	The Purchaser shall pay to the Transferors for the transfer of all shares in the Target Company in accordance with the payment amount, payment time and method of payment stipulated in the Agreement.

SECTION 12 JOINT AND SEVERAL LIABILITY

The Existing Shareholders of the Target Company (with the exception of Jiuding) shall bear unconditional joint and several liabilities for the target company’s contingent debts unstated in the Disclosure Schedule, which incurred before the Closing Date of this Equity Purchase Truncation. Once such contingent debts were converted into real liabilities after the investment, the Existing Shareholders shall bear full liabilities, and such debts has nothing to do with Party A. Where the aforesaid debts caused damages to Party A, the Existing Shareholders are responsible for full compensation to Party A, and Party A is entitled to deduct corresponding consideration in the payable share purchase price.

SECTION 13 CHANGE OF BUSINESS REGISTRATION

The Target Company shall complete all changes of business registration relating to this Agreement, with respect to which, the Parties shall assist and cooperate in case of necessary.

SECTION 14 TAXES AND FEES

The Parties should bear their own cost of taxes and fees with respect to negotiations, drafting documents, and the transfer of shares.

SECTION 15 NOTICE

15.1	Forms of Notice

Any notice or other communication (the “Notice”) hereunder or related to this Agreement shall be:

(1)	in written form;

(2)	written in Chinese; and

(3)	delivered through personal delivery, post mail, reputable express companies or fax to the address or fax number specified in paragraph (4) of Section 16.2 of this Agreement.

15.2	Effective delivery

Unless otherwise being proved that the notice has been received at an earlier time, the dates on such notices shall be deemed to have been given shall be determined as follows:

(1)	Notices given by personal delivery shall be deemed effectively given on the date of the notice been delivered on the address stipulated in this Article 15.2(4).

(Execution Version)

(2)	Notice sent by DHL or equivalent courier, shall be deemed effectively given on the seventh day after they were sent by courier service;

(3)	Notice sent by facsimile transmission shall be deemed effectively given on the date of the confirmation of sender’s fax machine.

(4)	Address and fax number

Party	Mailing Address	Fax Number	Specified Recipient
Party A	Building M5, No.1 Jiuxianqiao East Road, Chaoyang District, Beijing	(010) 8456 4234	Liwei YANG

Party B	No.2 Huansan Lane, Xiaojiahe, Hi-Tech District, Chengdu City	(028) 6181 3600	Lang XU, Rui HUANG

Party C	No.1 South 3rd Lane, Fuqin Street, Fuqin Community, Jinniu District, Chengdu City	(028) 6181 3600	Lang XU, Rui HUANG

Party D	1st Floor, Building 10, No.16 Southern Section 4, Second Ring Road, Xiaojiahe, Hi-Tech District, Chengdu City	(028) 6181 3600	Lang XU, Rui HUANG

Party E	Room 1105, Building 6, SIPCTD Mansion, No.181 Cuiyuan Road, Suzhou Industrial Park	(010) 6322 1188	Xu LIAN

Party F	No. 16 West, Room 3A, No. 57 Hubin South Road, Siming District, Xiamen City	(010) 6322 1188	Xu LIAN

Party G	F615 Winland International Finance Center, No.7 Financial Street, Xicheng District, Beijing	(010) 6322 1188	Xu LIAN

Party H	No. 3, 1st Floor, Youth (College Students) Pioneer Park, No.2 Xingsheng West Road, Hi-tech Industrial Development Zone, Jinniu District, Chengdu City	(028) 8628 5983	Luntao HE

Party I	1st Floor, Building 6, No. 43 Xiaojiahe Middle Road, Hi-Tech District, Chengdu City	(028) 6181 3600	Lang XU, Rui HUANG

Party J	1st Floor, Building 4, No. 5 Xiaojiahe Main Street, Hi-Tech District, Chengdu City	(028) 6181 3600	Lang XU, Rui HUANG

SECTION 16 NON-ASSIGNMENT

Under the terms of this Agreement, neither party may assign any of its rights or obligations hereunder to any third party without unanimous consent of the other parties.

SECTION 17 TERM

This Agreement is entered into effect as of the date of execution by and among the Parties and will be terminated upon completion of all subject matters hereunder.

(Execution Version)

SECTION 18 TERMINATION

Party A may terminate this Agreement and other related agreements under any of the following circumstances:

18.1	The dissatisfaction of Party A with the results of due diligence (including but not limited to the results of 2013 financial due diligence and the over 20% discrepancy of date provided by the Target Company, or the Parties cannot arrive consensus on material issues resulting the failure of execution of the relevant document or continue to perform the Agreement, or any other factors that have leverage on the cooperation among the Parties;

18.2	The Target Company cannot provide legal opinions regarding this Agreement or any other formal transaction documents to the satisfaction of Party A;

18.3	The closing conditions set forth in Section 2 herein are not satisfied, except being exempted by Party A;

18.4	Any Parties except Party A materially breaches this Agreement including but not limited to any material breach of the statements, covenants, representations and warranties herein;

18.5	Any government authority or any other competent authority issues an order or otherwise prohibiting the proposed share acquisition;

18.6	The key employees of the Target Company fail to execute the Deed of Non-competition Undertaking to the satisfaction of Party A.

The Existing Shareholders shall have the right to terminate this Agreement and other relevant agreements under any of the following circumstances:

18.7	Party A fails to make the prepayment provided in the other agreements other than this Agreement entered by and among the Parties herein and their Affiliates more than thirty days;

18.8	Any government authority or any other competent authority issues an order or otherwise prohibiting the proposed share acquisition; Once upon the termination of the Agreement, all the terms provided herein void ab initio except Section 18, 19, 20, 21 and 22. The Parties shall ensure that the issues provided in the void section shall be in the status quo ante, including but not limited to repay the entire loan to Party A within three days after termination and Party A shall provide necessary assistance of cancellation of pledge of shares.

SECTION 19 CONFIDENTIALITY

19.1	All terms of this Agreement and this Agreement itself are for confidential information. Parties hereto shall not disclose such confidential information to any third party, with the exception of the senior staff, directors, employees, deputy and professional consultant related to the relevant projects which this Agreement involves, provided that it is necessary for such personnel to know this Agreement and related information; If, subject to the requirements of law, Parties hereto shall disclose the information of this Agreement to government, public or shareholders, or shall submit this Agreement to relevant institution for filing, then such disclosure is an exception.

19.2	The legal effect of this section shall remain, regardless of any alteration, cancellation or termination of this agreement.

SECTION 20 APPLICABLE LAWS AND JURISDICTION

20.1	Applicable Laws

This Agreement shall be subject to the laws of the PRC.

(Execution Version)

20.2	Negotiation

Each party shall make reasonable efforts in order to resolve any possible disputes arised from or related to this Agreement (including any disputes relating to the existence, effectiveness, termination or invalidation hereto), such negotiation shall be commenced immediately when a party send written notice requesting such negotiation to another party.

20.3	Arbitration

In the event that the satisfactory resolution through unofficial negotiation is not reached within sixty (60) days in accordance with Section 12.3(b), either party may submit the dispute to Hong Kong International Arbitration Centre (HKIAC) by arbitration in Hong Kong. There shall be three (3) arbitrators on the tribunal. Each Party shall appoint one arbitrator and the third arbitrator shall be jointly appointed by both appointed arbitrators. The arbitration proceedings shall be conducted in Mandarin and English. The tribunal shall apply the then effective “UNCITRAL Arbitration Rules” enforced by HKIAC. Each party of the arbitration proceedings shall be cooperative and shall fully disclose and allow other parties to have access to the required information and material relating to such proceedings, but any confidential obligation shall be bind only to the parties hereto. Any arbitral award by the tribunal shall be final and binding to each party hereto, the prevailing party/parties may apply for the compulsory enforcement to the defeated party or his asset (no matter where the asset is located) from one or more courts with jurisdiction. The consent of arbitration shall not represent the parties hereto wish that any court with jurisdiction shall forfeiture its power to issue the pre-arbitration preliminary injunction, pre-arbitration seizure of property or to take any other temporary measure or action during the arbitration to main the status quo or prevent the irreversible damages, and each party shall be entitled to apply for the preliminary injunction to the court with jurisdiction during the period when the tribunal has yet been formed. The parties agree to use their best efforts to exercise their rights and fulfill their obligations under this Agreement dispute any ongoing dispute resolution, judicial or administrative proceeding. Any arbitration related to this Agreement shall be confidential, and each party and the agent respectively agree not to disclose the existence, status, any award or non-public information and material known or incurred during the arbitration to any third party, except any disclosure required by law or in order to protect or seek any legitimate right.

20.4	Effectiveness of this Agreement during the Arbitration

In the course of any arbitration proceedings in accordance with this agreement, in addition to arbitration matters, this agreement shall remain fully and effectively in all aspects hereof, and each Party shall continue to perform its obligations under this agreement (except in respect of implications of the matter in dispute) exercise of its rights under this agreement.

SECTION 21 MISCELLANEOUS

21.1	Amendments

Any amendments to this Agreement shall be made in written form and shall enter into effect upon execution by the Parties.

21.2	Failure to exercise or delay in exercise

Failure to exercise or delay in exercising any right conferred by this agreement or by law or remedy which does not prejudice or constitute a waiver of such right or remedy, nor does it prejudice or constitute a waiver of any other right or remedy. To this agreement or the legal provisions of the single or partial exercise of a right would not preclude further exercise of that right or remedy, or impede the exercise of the other rights or remedies.

(Execution Version)

21.3	Non-exclusive relief

Each party’s rights and remedies under this agreement are cumulative, and shall not exclude statutory rights and remedies .

21.4	Continuing Binding Effect

This Agreement shall be binding upon any successors of each of the Parties.

21.5	Severability

The invalidity, illegal or unenforceability of any provisions herein shall not affect the effectiveness of other provisions of this Agreement.

21.6	This Agreement is made in twenty-two (22) copies of equal legal effect, each of Party A, Party B. Party C, Party D, Party E, Party F, Party G, Party H, Party I holds two (2) copies, and each of the actually controller and the Company shall have one (1) copies. All appendix of this Agreement shall have the equal binding effect as the main context of this Agreement.

SECTION 22 ENTIRE AGREEMENT

This Agreement and any other related agreement which the Parties may be reached and executed simultaneously or later together constitute the entire agreement of the parties on the subject matter of this agreement, and replace the parties in entering into this agreement before any agreement on the subject matter of this agreement. According to this provision, if the conflict between the agreement and is subject to this agreement, unless otherwise specified in the relevant articles of the agreement ranks above the relevant provisions of this agreement.

SECTION 23 EFFECTIVENESS

This Agreement shall be effective upon the execution of the Parties and the Company seal affixed.

(The remainder of this page is intentionally left blank; execution page to follow.)

(Execution Version)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

/s/ Langfang Xunchi Computer Data Processing Co., Ltd.

(Execution Version)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

/s/ Chengdu Guotao Cultural Communication Co., Ltd.

/s/ Chengdu Guotao Network Technology Co., Ltd.

/s/ Chengdu Chuantao Investment Partnership (LP)

/s/ Suzhou Tianwei Zhongshan Jiuding Investment Center (LP)

/s/ Xiamen Hongtai Jiuding Equity Partnership (LP)

/s/ Beijing Hanguang Jiuding Investment Center (LP)

/s/ Chengdu Everassion Equity Investment Fund Center (LP)

/s/ Chengdu Zhongtao Investment Partnership (LP)

/s/ Chengdu Hetao Investment Partnership (LP)

(Execution Version)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

COMPANY

/s/ Sichuan Aipu Network Co., Ltd.

(Execution Version)

Appendix 1: Assessment Indexes

(Execution Version)

Appendix 2: Deed of Non-competition Undertaking

[             ] 2014

To: Langfang Xunchi Computer Data Processing Co., Ltd.

Covenanter:

Name: [                    ] (ID card No.: [        ])

Position: [        ] (Actual Controller, officer, key personnel)

WHEREAS:

Langfang Xunchi Computer Data Processing Co., Ltd. as the purchasing party (“Purchaser”), and Chengdu Guotao Cultural Communication Co., Ltd., Chengdu Guotao Network Technology Co., Ltd., Chengdu Chuantao Investment Partnership (LP), Suzhou Tianwei Zhongshan Jiuding Investment Center (LP), Xiamen Hongtai Jiuding Equity Partnership (LP), Beijing Hanguang Jiuding Investment Center (LP), Chengdu Everassion Equity Investment Fund Center (LP), Chengdu Zhongtao Investment Partnership (LP), Chengdu Hetao Investment Partnership (LP) as the transferring party (“Transferors”), the Purchaser and the Transferors have entered into a Share Purchase Agreement (“SPA”) on [ ] 2014. According to the SPA, Purchaser intends to purchase 50% of the shares (“Share Transfer”) in Sichuan Aipu Network Co., Ltd (“Target Company”). As a condition precedent to the closing of the Share Transfer, the Covenanter is obligated to sign this Deed of Non-competition Undertaking (“Deed”).

NOW, THEREFORE, the Covenanter undertakes as follows:

1.	Non-compete: The Covenanter undertakes that, for a period of 5 years from the date hereof or during the course of presuming any position or holding any shares in the Target Company, whichever is longer, without the prior written consent of the Purchaser, he/she will not engage in any business or activity that is in competition (including being identical, similar or otherwise in competition with such businesses or products of the company) with the businesses or products of the company (for the purpose of this Agreement, company herein refers to the Target Company) during the aforesaid period in any form, regardless of whether he/she still presumes any position in the Target Company, including without limitation: (i) engaging in any competing business, either on his/her own account or through other organizations; or (ii) investing in any individual or organization that engages in competing businesses; or (iii) being employed by competitors (referring to any individual, company, partnership, joint venture or any other organization that engages in competing businesses), on long-term or temporary basis, either full-time or part-time; or (iv) investing in any other entity that engages in competing businesses; or (v) acting as the agent, representative, director, supervisor, management, consultant or in any other capacity for competitors.

2.

Non-solicitation of employees, clients and suppliers: The Covenanter undertakes that, for a period of 5 years from the date hereof or during the course of presuming any position or holding any shares in the Target Company, whichever is longer, without the prior written consent of the Purchaser, regardless of whether he/she still presumes any position in the Target Company, he/she will not (i) solicit or attempt to solicit, on behalf of employee or any other individual or organization, anyone working for the company to leave the company; or (ii) seek interests for any employee or third party in any form within the territory of China (including Taiwan, Macau and Hong Kong Special Administrative Region) taking advantage of

(Execution Version)

the company’s business opportunities; or (iii) solicit, transfer or attempt to transfer any business from the company (or any Affiliate of the company that may be established) for any employee or third party; or (iv) solicit or entice any client or supplier of the company, or attempt to solicit or entice any client or supplier of the company, to terminate or change their business relationship with the company.

3.	In the event of violation of the aforesaid undertakings by the Covenanter, the Purchaser is entitled to request termination of infringement and compensation of liquidated damages amounting to RMB5million. The payment of the aforesaid liquidated damages will not release the Covenanter from its obligation to continue perform this Deed.

IN WITNESS THEREOF, the parties herein have caused this Deed to be signed by themselves or their duly authorized representatives as of the date first indicated above.

Covenanter:

(Execution Version)

Appendix 3: Representations and Warranties of the Existing Shareholders and the Target Company

As of the date of execution of this Agreement, the representations and warranties below are true, complete, accurate and not misleading (with respect to item 1, 2, 3, 4, 6 for Jiuding):

1.	Chengdu Guotao Cultural Communication Co., Ltd., Chengdu Guotao Network Technology Co., Ltd., Chengdu Chuantao Investment Partnership (LP), Suzhou Tianwei Zhongshan Jiuding Investment Center (LP), Xiamen Hongtai Jiuding Equity Partnership (LP), Beijing Hanguang Jiuding Investment Center (LP), Chengdu Everassion Equity Investment Fund Center (LP), Chengdu Zhongtao Investment Partnership (LP), Chengdu Hetao Investment Partnership (LP) (“Existing Shareholders”) are Chinese legal persons or partnerships with full civil capacity, and have the right and capacity to execute this Agreement and perform all obligations hereof.

2.	Authorization. The Existing Shareholders and the Target Company have obtained sufficient authorization, including without limitation any necessary third party consent or authorization, for the execution of this Agreement, performance of all obligations under this Agreement and completion of all transactions under this Agreement. This Agreement is legally binding on the Existing Shareholders, the Target Company and the Actual Controller.

3.	Conflict. The execution and performance of this Agreement is neither in violation of or in conflict with the Articles of Association or other constitutional rules or any terms of constitutional documents of the Target Company, nor contravene with any compulsory PRC laws and regulations or any rules, notices, opinions, awards, or judgments that are applicable to the Target Company. The execution and performance of this Agreement by the Existing Shareholders, the Target Company and the Actual Controller will not violate any agreements, contracts, memorandum of understanding, letter of intent or any other document of any nature that are made with any third party.

4.	Valid existence of the Target Company: The Target Company has contributed its registered capital in full amounts in accordance with its Articles of Association, its Capital Verification Report and Business License for Corporate Legal Entity (“Incorporation Documents”), satisfies requirements of PRC laws and regulations without unpaid payable capital contributions. All Incorporation Documents have been approved and adopted in time, and are valid and enforceable under PRC laws and regulations. The business scope sets forth in the Incorporation Documents satisfies requirements of PRC laws and regulations. The conduct of all operation activities set forth in the Incorporation Documents complies with PRC laws and regulations.

5.	The Target Company has applied for and obtained all licenses, permits, qualifications and approvals that are required for the conduct of operation activities under PRC laws and regulations; and all such licenses, permits, qualifications and approvals are validly existing. The Target Company has passed all annual examinations conducted by relevant authorized government authorities over the licenses, permits, qualifications and approvals of the Target Company.

6.	Shares. The shares held by each Seller in the Target Company is free from any mortgage, pledge, other security interests, encumbrances, claims or disputes.

7.	External investments. The main business of the Target Company is Internet Service Provider (ISP), Client Premise Network (CPN) and broadband application value-added telecommunications service. The Target Company has no other investments and business entities other than the disclosed subsidiaries.

8.	Affiliates. The Target Company has no other Affiliate other than the Affiliates disclosed in the Letter of Disclosure. The Target Company and its Affiliates has no other affiliated transactions other than the disclosed transaction; existing affiliated transactions comply with relevant PRC laws and regulations, and meet with relevant auditing and accounting standards; all rights and interests in the aforesaid transactions are lawfully obtained and owned.

(Execution Version)

9.	Financial reports. The following documents provided by the Target Company to Xunchi in writing have reflected the operation and financial status of the Target Company during relevant periods or as of relevant benchmark dates in a true, complete and accurate manner, free from any significant omission or significantly misleading representation: the financial reports of the Target Company as of the benchmark date that are issued in accordance with PRC laws and the PRC accounting standards. All auditing accounts and management accounts (including without limitation transfer accounts) are formulated in accordance with relevant financial and accounting systems under PRC laws and in consideration of the specific circumstances of the Target Company, and have fairly reflected the financial and operation status of the Target Company as of relevant accounting dates. The financial records and materials of the Target Company fully comply with requirements of PRC laws and regulations and PRC accounting standards.

10.	Non-disclosed debts. All debts of the Target Company have been reflected in its balance sheet except for the following: (1) debts disclosed in the Letter of Disclosure; (2) debts incurred after the balance sheet date due to regular businesses of the Target Company that are not prohibited under this Agreement and have no material adverse effect on any shareholder of the Target Company or the Target Company. The Target Company has no binding warranties or securities for others, and has no binding mortgages, pledges and other securities that are placed on its assets. The Target Company has no outstanding debts.

11.	No change. From the transaction benchmark date to the date of execution of this Agreement, without the prior written consent of Xunchi, the Target Company may not:

11.1	Repay debts early outside the scope of regular businesses;

11.2	Provide security to others, place any mortgages, pledges and other security interests on its property;

11.3	Waive any creditor’s right against others or any right of claim;

11.4	Amend any existing contract or agreement outside the scope of regular businesses;

11.5	Sustain any losses (whether insured or not), or change its relationship with clients or employees, which loss or change will result in material adverse effect on the Target Company;

11.6	Modify the accounting methods, policies or principles, financial and accounting rules and system of the Target Company other than the adjustment of Target Company accounts in accordance with PRC laws and US GAAP;

11.7	Transfer or permit the use of any intellectual property rights of the Target Company;

11.8	Permit any material change to the business practice or accounting methods, or any material change to the employment policy, rules and systems;

11.9	Sustain any material adverse change to its businesses; or sustain any responsibilities due to transactions outside the scope of regular businesses;

11.10	Adopt any resolution of the shareholders meeting or board meeting that is different from the regular matters discussed at the shareholders’ annual meeting, except for the resolutions that are adopted for the purpose of performing this Agreement;

11.11	Declare, pay, incur, or prepare to declare, pay or incur any dividend, bonus or other forms of shareholder distribution;

11.12

(i) sell, mortgage, pledge, lease, transfer or otherwise dispose assets that are either beyond the scope of regular businesses or with a transaction amount of over RMB50,000 separately or aggregately in one year; (ii) disposing or agreeing to the disposal or acquisition of fixed assets of the Target Company whose value is over RMB50,000, waive possession of Target Company assets whose value is over RMB50,000, enter into any contract that results in fixed assets

(Execution Version)

expenditure of over RMB50,000, incur any other liability of the Target Company; or (iii) any expenditure or purchase of any tangible or intangible assets whose total amount is over RMB50,000.

11.13	Any act or omission that may lead to any of the foregoing circumstances.

12.	Tax. Other than circumstances contained in the Letter of Disclosure, the Target Company has not been found to be in tax arrears, tax evasion or tax dodging, the Target Company has completed all tax registrations under relevant laws and regulations, and paid all taxes payable as is required by all laws and regulations.

13.	Assets. The Target Company lawfully owns and uses all fixed and intangible assets that need to be used during current operation, the detailed assets list provided by the Target Company to Xunchi is complete and true. Such assets are free from any mortgage and other security interests, and are free from any encumbrances, petitions, claims and disputes.

14.	Real estates. The Target Company has no real estate or relevant rights, interests and encumbrances, or be involved in any petition, claims or disputes.

15.	Leased property. The Target Company own the lawful and valid property and land certificate for the properties leased from the landlord, the Lease is lawfully executed and validly existing without being violated by any party, and record filing procedures for the lease has been completed according to law.

16.	Contracts. Except for the contracts listed in the Letter of Disclosure, the Existing Shareholders and the Target Company have provided Xunchi with photocopies of some written contracts of the Target Company that are valid and consistent with the originals. The Existing Shareholders, the Target Company and the Actual Controller warrant that all existing and valid contracts of the Target Company are lawful, valid and enforceable, and are executed for the purpose of normal operation without injuring the rights and interests of the Target Company, and that all existing and valid contracts have been duly performed without being violated by the Target Company.

17.	Intellectual property rights. All intellectual property rights that are required by the Target Company’s business operation and under the Target Company’s current written operation plan, including without limitation patents, trademarks, copyrights, proprietary technologies, domain names and trade secrets, have been licensed, and the Target Company has obtained the authorization or license for all business operation activities that involve the intellectual property rights of another party. The Target Company has not infringed any intellectual property rights, trade secrets, proprietary information or other similar rights of another party, there is no pending or contingent claim, dispute or proceedings against the Target Company for any infringement of third party intellectual property rights, trade secrets, proprietary information or other similar rights, and there is no mortgage or other security rights. The trademarks, patents, software copyrights and domain names disclosed by the Target Company have been duly registered according to law, and lawfully and continuously owned by the Target Company.

18.	Lawsuits and other legal proceedings. There is no punishment, injunction or order of government authorities that may impose material adverse effect on the Target Company, or may negatively affect the execution, validity and enforceability of this Agreement and the change of shareholding under this Agreement, and there is no completed, pending or potential civil, criminal or administrative action, arbitration or other proceeding or dispute against the Target Company to which the Target Company is a party.

19.	Compliance with laws. The businesses currently operated or to be conducted by the Target Company comply with current laws, regulations, rules and administrative provisions promulgated by administrative authorities of the State (collectively “Laws”), permit, license, authorization (collectively “Permits”), and the Target Company has not committed any violation of Laws or Permits as to pose material adverse effect on the business operation or assets of the Target Company.

(Execution Version)

20.	Employees

20.1	The hiring of employees by the Target Company complies with relevant employment laws and regulations that are applicable to it, the Target Company has entered into employment contracts with some of its employee on time, except for the disclosure in the Letter of Disclosure. The Existing Shareholders acknowledge that if any dispute, controversy, administrative punishments arise out of failure to enter into employment contracts with all employees, the Existing Shareholders shall be liable for compensation and bear all responsibilities therefrom.

20.2	There is no existing or potential employment dispute or controversy between the Target Company and its existing employees or employees it previously employed;

20.3	The Target Company is under no obligation of payment for any payable and unpaid severance pay for termination of employment relationship or any other similar compensation in relation to employment relationship;

20.4	The Target Company has paid and/or withheld pension, unemployment, childbirth, work-related injury and other social insurance premiums that are payable under relevant laws, regulations and agreements for part of its employees. For contents with respect to social insurance premiums disclosed in the Letter of Disclosure, the Existing Shareholders acknowledge that in the event that any dispute, controversy or administrative punishment arises out of failure to pay and/or withhold social insurance for all employees, failure to contribute basic medical insurance for all employees, or inconsistency between the social insurance contribution base and the actual wage, the Existing Shareholders shall be liable for compensation and bear all responsibilities therefrom.

21.	Insurance

No insurance has been maintained by the Target Company.

22.	Books and Documents of the Target Company

22.1	All documents including the books, record on shareholding change, financial reports and all other Target Company records are maintained in accordance with regular commercial practices and entirely maintained by the Target Company, all major transactions that are relevant to the Target Company’s businesses are recorded in an accurate and standard manner;

22.2	As of the Closing Date, documents of the Target Company including the shareholder meeting minutes and the shareholder register of the Target Company have been properly maintained, and all matters that should be recorded in such documents have been completely and accurately recorded;

22.3	As of the balance sheet date: (1) no incident that triggers pre-maturation of the Target Company’s debts has occurred; (2) no assets of the Target Company has been disposed of or left the custody of the Target Company, and the Target Company has neither entered into any agreement that will incur any non-current expenditure nor incurred any liability;

22.4	The Target Company has submitted information that is required by competent tax authorities; as of the date of execution of this Agreement, there is no dispute on tax responsibilities or tax benefits of the Target Company between the Target Company and tax authorities;

22.5	The Target Company has maintained financial materials for normal tax record and payment and sufficient materials for approval of tax benefits by relevant government authorities;

22.6	Except for the employee benefit, social and old-age security measures that are required under the Labor Law of the People’s Republic of China and relevant regulations, the Target Company has no other benefit or security for incumbent, leaving, retired or old-age employees.

(Execution Version)

23.	Information disclosure. All documents, materials and information provided by the Existing Shareholders and the Target Company prior to and subsequent to the execution of this Agreement are true, accurate, free from material and substantial omission and not misleading.

24.	Business plan and financial forecast. The detailed business plan and financial forecast for the 12 months following the transaction benchmark date that have been provided or will be provided before the transaction benchmark date by the Existing Shareholders and the Target Company to Xunchi are formulated based on presumptions and estimations that the Existing Shareholders and the Target Company reasonably believe, and will not be materially misleading to Xunchi.

25.	The Existing Shareholders have caused all shares held by shareholders other than the Existing Shareholders to be lawfully transferred, the Target Company is not obligated to bear any responsibility, debt, cost, tax or other encumbrances arising out of the said share transfer.

26.	The Target Company is the lawful owner and actual operator of undertakings made by the Existing Shareholders, if any fine, compulsory back payment, capital recovery (“Extra Expenditure”) is imposed by government authorities or other agencies after the purchase, or extra costs or any other direct or indirect economic losses is sustained by the Target Company (“Economic Losses”), due to non-compliance of the Target Company prior to the purchase, such Extra Expenditure and Economic Losses shall be borne by the Existing Shareholders, and Xunchi will be entitled to deduct such amounts from its subsequent payments.

27.	The Existing Shareholders undertake that, during the term when they are in charge of the Target Company’s operation after the purchase, they will conduct businesses in strict compliance with laws, regulations and the new Amendment to the Articles of Association, and may not conduct business in such ways as to violate laws and regulations, or to disguise increased performance, failing which punishments will be imposed in accordance with Xunchi’s rules, and earnings from businesses that violate laws and regulations and performance falsely increased will be deducted directly for the purpose of performance review.